UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 6, 2012

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 6, 2012, Advanced Micro Devices, Inc. entered into a third amendment to the Wafer Supply Agreement (the “Third Amendment”) with GLOBALFOUNDRIES Inc. (“GF”). The primary effect of the Third Amendment was to modify certain pricing and other terms of the Wafer Supply Agreement applicable to wafers for our microprocessor unit products to be delivered by GF to us during the fourth quarter of 2012 and through December 31, 2013. Pursuant to the Third Amendment, we have committed to purchase a fixed number of production wafers at negotiated prices in the fourth quarter of 2012 and through December 31, 2013.

In addition, under the second amendment of the Wafer Supply Agreement, GF committed to provide us with, and we committed to purchase, a fixed number of production wafers per quarter in 2012. In the Third Amendment, GF agreed to waive a portion of our take-or-pay production wafer purchase commitments for the fourth quarter of 2012. In consideration of this waiver, we agreed to pay GF a termination fee of $320 million. We currently estimate the termination fee will result in a net one-time charge for the write-down of inventory to its net realizable value of $165 million, which includes a $45 million credit in the fourth quarter of 2012 resulting from the terms of the Third Amendment. An approximate $110 million portion of the termination fee will be capitalized into inventory and expensed in the fourth quarter of 2012 and the first quarter of 2013. The cash impact of this $320 million termination fee will be spread over several quarters, with $80 million payable by December 28, 2012 and $40 million by April 1, 2013. For the remainder of the termination fee, on the same date we entered into the Third Amendment, we issued a $200 million promissory note to GF that matures on December 31, 2013.

AMD currently estimates that we will purchase from GF wafers for approximately $115 million in the fourth quarter of 2012 and $1.15 billion in fiscal 2013. As part of the Third Amendment, AMD has committed to purchase wafers from GF for approximately $250 million during the first fiscal quarter of 2014. We expect to negotiate the remainder of our 2014 purchase commitments from GF in 2013. We are not able to meaningfully quantify or estimate our purchase obligations to GF beyond the first quarter of 2014, but we expect that our future purchases from GF will continue to be material under the Wafer Supply Agreement.

Separately, AMD is moving to 28nm standard process technology, and therefore AMD will reduce future reimbursements to GF for certain research and development costs.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Third Amendment and the promissory note, copies of which will be filed with the Company’s next annual report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2012	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Devinder Kumar
	Name:	Devinder Kumar
	Title:	Senior Vice President, Interim Chief Financial Officer and Corporate Controller